Exhibit 10.3

Execution Version

CONDITIONAL WAIVER AGREEMENT

THIS CONDITIONAL WAIVER AGREEMENT (this “Agreement”) is entered into as of April 26, 2024 (the “Agreement Date”), between REAL GOOD FOODS, LLC, a Delaware corporation (“Borrower”), and PMC FINANCIAL SERVICES GROUP, LLC, a Delaware limited liability company (“Lender”), and is based on the following facts:

RECITALS

A. Borrower and Lender have previously entered into (i) that certain Loan and Security Agreement, dated June 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), (ii) Schedule to Loan and Security Agreement, dated June 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Schedule”) and (ii) various other agreements and documents in connection with the Loan Agreement (the Loan Agreement, Schedule and such other agreements and documents are collectively referred to as the “Loan Documents”).

B. Pursuant to the terms of the Loan Documents, Lender made available advances and loans to or on behalf of Borrower secured by substantially all of the assets of Borrower.

C. Events of Default have occurred under the terms of the Loan Documents as a result of, among other things, the failure of Borrower to timely deliver monthly accounts receivable agings, monthly perpetual inventory reports, monthly accounts payable agings and monthly unaudited financial statements, as each are required under Section 5.3 of the Loan Agreement and Section 6 of the Schedule to the Loan Agreement (these Events of Default are collectively referred to as the “Existing Events of Default”).

D. Borrower acknowledges and agrees that all of the Obligations owing to Lender are valid, enforceable and unavoidable.

E. Borrower has requested that Lender agree to conditionally waive the Existing Events of Default.

F. Lender has agreed to Borrower’s request on the condition that Borrower comply with all of the terms and conditions set forth in this Agreement.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender, intending to be legally bound, agree as follows:

1. Recitals. Each of the Recitals and facts set forth above are true and correct and are incorporated herein by this reference and made a part hereof.

2. Definitions. Terms which are defined in the Loan Agreement shall have the same definition when used in this Agreement unless specifically defined herein. In addition, the following definitions shall be used in this Agreement:

2.1 “Adjusted EBITDA” means (i) for the one month period ending June 30, 2024, EBITDA for such one month period, plus the amount of expenses paid by Borrower during such one month period in connection with the closure of Borrower’s City of Industry facility, and (ii) for the two month period ending July 31, 2024, EBITDA for such two month period, plus the amount of expenses paid by Borrower during such two month period in connection with the closure of Borrower’s City of Industry facility.

2.2 “Agreement” has the meaning set forth in the preamble to this Agreement.

2.3 “Agreement Date” has the meaning set forth in the preamble to this Agreement.

2.4 “Borrower” has the meaning set forth in the preamble to this Agreement.

2.1 “Conditional Waiver Period” means the period of time commencing on the date of this Agreement and terminating at the close of business on December 31, 2026.

2.2 “EBITDA” means, as of the last day of each month, on a consolidated basis, Borrower’s earnings before interest, taxes, depreciation and other non-cash amortization expenses and other non-cash expenses of Borrower, determined in accordance with GAAP, for the applicable period of time then ended.

2.3 “Existing Events of Defaults” has the meaning set forth in Recital C to this Agreement.

2.4 “Lender” has the meaning set forth in the preamble to this Agreement.

2.5 “Loan Agreement” has the meaning set forth in Recital A to this Agreement.

2.6 “Loan Documents” has the meaning set forth in Recital A to this Agreement.

2.7 “Schedule” has the meaning set forth in Recital A to this Agreement.

3. Conditional Waiver.

3.1 Conditional Waiver Period. So long as Borrower timely satisfies all of the conditions and covenants to be satisfied by it pursuant to this Agreement and no Event of Default (other than the Existing Events of Default) arises pursuant to any of the Loan Documents, Lender agrees to (a) conditionally waive the Existing Events of Default, (b) not accelerate and demand payment of the outstanding Obligations, and (c) not exercise any remedies against the Collateral pursuant to the Loan Documents until the end of the Conditional Waiver Period. Borrower acknowledges and agrees that pursuant to Section 1.1 of the Loan Agreement, Loans are made by Lender in amounts determined by Lender in its good faith business judgment, up to the amounts shown on the Schedule, as amended in the Loan Documents.

3.2 Effect of Termination. Subject to Section 6 of this Agreement, upon the termination of the Conditional Waiver Period, including an early termination caused by the failure of Borrower to timely satisfy any of the conditions or covenants to be satisfied by it pursuant to this Agreement or the occurrence of a new Event of Default, Borrower acknowledges and agrees that Lender shall be entitled to exercise any and all secured creditor remedies with respect to the Collateral under the Loan Documents.

4. Conditions Precedent to Conditional Waiver.

4.1 Conditions Precedent. The agreement of Lender to grant a conditional waiver as set forth in Section 3 of this Agreement is conditioned upon the fulfillment, to the satisfaction of Lender in its reasonable discretion, of each of the following conditions:

(a) Borrower shall have executed and delivered to Lender this Agreement.

5. Additional Covenants. Borrower agrees to comply with all of the following covenants. A failure to comply with any of the following covenants, as determined by Lender in its sole discretion, shall constitute an Event of Default.

5.1 Minimum EBITDA. Borrower shall achieve the following minimum EBITDA (or Adjusted EBITDA where indicated), as evidenced by the monthly financial statements delivered to Lender pursuant to Section 6(d) of the Schedule:

Adjusted EBITDA for the one month period ended June 30, 2024	$2,000,000
Adjusted EBITDA for two month period ended July 31, 2024	$3,500,000
Adjusted EBITDA for two month period ended July 31, 2024, plus EBITDA for the one month period ended August 31, 2024	$5,000,000
Adjusted EBITDA for one month period ended July 31, 2024, plus EBITDA for the two month period ended September 30, 2024	$5,400,000
For the three month period ended October 31, 2024	$5,500,000
For the three month period ended November 30, 2024	$5,800,000
For the three month period ended December 30, 2024	$6,000,000

For the three month period ended January 31, 2025	$6,800,000
For the three month period ended February 28, 2025	$5,800,000
For the three month period ended March 31, 2025	$5,400,000
For the three month period ended April 30, 2025	$5,400,000
For the three month period ended May 31, 2025	$6,800,000
For the three month period ended June 30, 2025	$7,500,000
For the three month period ended July 31, 2025	$8,100,000
For the three month period ended August 31, 2025	$7,900,000
For the three month period ended September 30, 2025	$8,500,000
For the three month period ended October 31, 2025	$8,700,000
For the three month period ended November 30, 2025	$8,800,000
For the three month period ended December 30, 2025	$9,000,000

5.2 On the first business day of each week Borrower shall deliver to Lender weekly accounts receivable agings, accounts payable agings, and inventory reporting as of the last day of the prior week.

5.3 Borrower shall fully cooperate with the completion of a collateral examination conducted by or on behalf of Lender.

5.4 Borrower shall promptly deliver to Lender any information regarding Borrower, including Borrower’s business, assets and liabilities, that is reasonably requested by Lender.

6. Termination of Conditional Waiver. Upon the occurrence of any one or more of the following events, the Conditional Waiver Period shall be deemed terminated, the Obligations shall become immediately due and payable without notice, demand, order or other action, and Lender shall be entitled to immediately commence exercising all rights and remedies available to Lender:

6.1 Borrower shall fail to timely pay or perform any of its Obligations (including any of the covenants under this Agreement) or any other Event of Default occurs or is discovered by or disclosed to Lender.

6.2 Any representation, warranty or statement by Borrower herein, in any of the Loan Documents or which are provided to Lender pursuant to this Agreement shall have been untrue in any material respect when made or deemed made.

7. Acknowledgments; Reaffirmation of Obligations, Lender’s Liens and Security Interests. Borrower acknowledges that: (i) the Existing Events of Default have occurred and presently exist under the Loan Documents, (ii) the unpaid principal balance of the Obligations, together with accrued and unpaid interest thereon, was $139,944,340.46 as of April 23, 2024 (the foregoing amount excludes costs, attorneys’ fees and other expenses owing by Borrower pursuant to the Loan Documents that have not yet been invoiced to Lender), and (iii) the Obligations are due and owing by Borrower without any defense, offset or counterclaim of any kind. Borrower hereby reaffirms the granting of, and represents and warrants to Lender that Lender has, a valid, enforceable and perfected lien on and security interest in all of the Collateral. The Collateral secures all of the presently existing and hereafter arising Obligations of Borrower owing to Lender.

8. No Waiver by Lender. Except as otherwise expressly set forth in this Agreement, this Agreement shall not constitute a waiver or modification of any of Lender’s rights or remedies, and it shall not preclude the exercise of any right or remedy available to Lender at law or in equity, including any procedure necessary or appropriate to enforce any of the terms and conditions set forth in this Agreement or any of the Loan Documents. Lender shall have the right to waive any of the rights, remedies, claims, powers, benefits or privileges granted in or pursuant to this Agreement and the Loan Documents, and Lender shall have no obligation or duty to any other entity with respect to the exercise of Lender’s rights, remedies, claims, powers, benefits and privileges. Any delay in or failure to exercise any of Lender’s rights, remedies, claims, powers, benefits or privileges shall not subject Lender to any liability to any person or entity, and no other person or entity may rely upon or in any way seek to assert as a defense to any obligation owing to Lender such delay or failure. Such delay or failure, if any, shall not be deemed to constitute a waiver of any such right, remedy, claim, power, benefit or privilege of Lender. Except as otherwise expressly set forth in this Agreement, all of Lender’s rights with respect to all of the matters referred to in this Agreement and each of the Loan Documents, in general, and this Section 8, in particular, are expressly reserved.

9. Release by Borrower. Borrower, for itself, and for its agents, servants, officers, directors, shareholders, employees, heirs, executors, administrators, successors and assigns, forever release and discharge Lender and its servants, employees, accountants, attorneys, shareholders, subsidiaries, officers, directors, heirs, executors, administrators, successors and assigns from any and all claims, demands, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action, rights to indemnity (legal or equitable), rights to subrogation, rights to contribution and remedies of any nature whatsoever, known or unknown, which Borrower had, now has, or has acquired, individually or jointly, at any time prior to the Agreement Date, including specifically, but not exclusively, and without limiting the generality of the foregoing, any and all of the claims, damages, demands and causes of action, known or unknown, suspected or unsuspected by Borrower which:

A. Arise out of the Loan Documents;

B. Arise by reason of any matter or thing alleged or referred to in, directly or indirectly, or in any way connected with, the Loan Documents; or

C. Arise out of or in any way are connected with any loss, damage, or injury, whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Lender or any party acting on behalf of Lender.

10. Waiver of California Civil Code Section 1542. Borrower acknowledges that there is a risk that subsequent to the execution of this Agreement it may incur or suffer losses, damages or injuries which are in some way caused by the transactions referred to in the Loan Documents or this Agreement, but which are unknown and unanticipated at the time this Agreement is executed. Borrower does hereby assume the above mentioned risks and agree that this Agreement shall apply to all unknown or unanticipated results of the transactions and occurrences described herein, as well as those known and anticipated, and upon advice of counsel, Borrower does hereby knowingly waive any and all rights and protections under California Civil Code Section 1542 which section has been duly explained and reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

11. Legal Advice Obtained. The advice of legal counsel has been obtained by each party prior to signing this Agreement and each party executes this Agreement voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by Section 1541 of the California Civil Code, namely, the extinguishment of obligations except for the executory provisions of this Agreement.

12. Notice. Whenever this Agreement requires a party to deliver a writing to, or serve a writing upon, any other party, such writing shall be delivered or served in accordance with the Loan Agreement.

13. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute a single document.

14. Headings. The headings in this Agreement are inserted for convenience and are not a part of this Agreement.

15. Further Assurances. Upon request of a party hereto, each party will take all reasonable actions, including execution of additional documents and agreements, necessary or appropriate to carry out the terms, conditions and intent of this Agreement.

16. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties’ respective successors and assigns.

17. Attorneys’ Fees and Choice of Law. In the event it becomes necessary for any party to bring an action or proceeding to construe or enforce the terms and conditions set forth in this Agreement, the prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action or proceeding, in addition to all other relief awarded. This Agreement and all transactions hereunder and/or evidenced hereby shall be governed by, construed under and enforced in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California. Borrower hereby waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consent to any court ordered relief.

18. Neutral Construction. This Agreement is the product of negotiation among the parties hereto and represents the jointly conceived, bargained-for and agreed upon language mutually determined by the parties to express their intentions in entering into this Agreement. Any ambiguity or uncertainty in this Agreement shall be deemed to be caused by, or attributable to, all parties hereto collectively. In any action or proceeding to enforce or interpret this Agreement, the Agreement shall be construed in a neutral manner, and no term or condition of this Agreement, or the Agreement as a whole, shall be construed more or less favorably to any one party, or group of parties, to this Agreement. In the event any provision contained in this Agreement is determined to be unenforceable by a court competent jurisdiction, then that provision shall be deemed omitted from this Agreement and the remaining provisions of this Agreement shall continue to be in full force and effect.

19. WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

20. JUDICIAL REFERENCE.

20.1 The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 19 herein, but the California Supreme Court has held that such pre-dispute jury trial waivers are unenforceable. This Section will be applicable until: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that contained in Section 19 herein is valid or enforceable; or (ii) the California Legislature passes legislation and the governor of the State of California signs into law a statute authorizing pre-dispute jury trial waivers and as a result such waivers become enforceable.

20.2 Other than the exercise of provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Venue for the reference proceeding will be in the Superior Court or Federal District Court in Los Angeles County, California (the “Court”).

20.3 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

20.4 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

20.5 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

20.6 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

20.7 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision pursuant to CCP Section 644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

20.8 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

20.9 THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT.

[Signatures on Next Page]

This Agreement is entered into as of the date first set forth above.

Borrower

REAL GOOD FOODS, LLC, a Delaware limited liability company

By: The Real Good Food Company, Inc.
Its: Managing Member

By:
Name:	Bryan Freeman
Title:	Executive Chairman

Lender

PMC FINANCIAL SERVICES GROUP, LLC, a Delaware limited liability company

By
Name:	Walter E. Buttkus III
Title:	President

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Conditional Waiver Agreement